Exhibit 10.32
AMENDMENT FOR CARES ACT

ARTICLE 1 PREAMBLE; DEFINITIONS
1.1Adoption of Amendment. The Document Provider, on behalf of the Employer, hereby adopts this Amendment to the Employer's Plan to implement provisions of the Act which affect the Plan. All references to the Plan include the Plan’s loan program, policy, or procedure to the extent applicable.
1.2Superseding of inconsistent provisions. This Amendment supersedes the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

1.3Construction. Except as otherwise provided in this Amendment, any Article or Section reference in this Amendment refers only to this Amendment and is not a reference to the Plan. The Article and Section numbering in this Amendment is solely for purposes of this Amendment and does not relate to the Plan article, section, or other numbering designations.

1.4Effect of restatement of Plan. If the Employer restates the Plan then this Amendment shall remain in effect after such restatement unless the provisions in this Amendment are restated or otherwise become obsolete (e.g., if the Plan is restated onto a plan document which incorporates these provisions).
1.5Definitions. Except as otherwise provided in this Amendment, terms defined in the Plan will have the same meaning in this Amendment. The following definitions apply specifically to this Amendment:

A.The “Act” is the Coronavirus Aid, Relief, and Economic Security Act, also known as the CARES Act. This Amendment shall be interpreted and applied to comply with the Act.

B.A “Qualified Individual” means any individual who meets one or more of the criteria described in paragraphs (1), (2), (3), or (4). Participants, alternate payees and beneficiaries of deceased participants can be treated as Qualified Individuals. The Plan Administrator may rely on an individual’s certification that the individual satisfies a condition to be a Qualified Individual unless the Plan Administrator has actual knowledge to the contrary. In applying the criteria, “COVID-19” means either the virus SARS–CoV–2 or coronavirus disease 2019; “an approved test” means a test approved by the Centers for Disease Control and Prevention (including a test authorized under the Federal Food, Drug, and Cosmetic Act); and a “member of the individual’s household” means someone who shares the individual’s principal residence. The criteria are as follows:

(1)The individual was diagnosed with COVID-19 by an approved test;

(2)The individual’s spouse or dependent (as defined in Code §152) was diagnosed with COVID- 19 by an approved test;

(3)The individual has experienced adverse financial consequences because: (a) the individual or the individual’s spouse, or a member of the individual’s household was quarantined, furloughed or laid off, or had work hours reduced due to COVID-19; (b) the individual, the individual’s spouse, or a member of the individual’s household was unable to work due to lack of childcare due to COVID-19; (c) A business owned or operated by the individual, the individual’s spouse, or a member of the individual’s household closed or reduced hours due to COVID-19; or (d) the individual, the individual’s spouse, or a member of the individual’s household had a reduction in pay (or self-employment income) due to COVID-19 or had a job offer rescinded or start date for a job delayed due to COVID-19; or

(4)The individual satisfies any other criteria determined by the Treasury or the IRS.

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1.6Adoption by Document Provider. The Document Provider hereby adopts this Amendment on behalf of all of the Document Provider's plans adopted by its adopting employers. The adoption by the Document Provider becomes applicable with respect to an Employer's Plan on March 27, 2020 (or, if later, the Effective Date of the Plan), unless the Employer individually adopts this Amendment, or an alternative amendment, prior to the expiration of the remedial amendment period relating to this Amendment. The Document Provider means the Sponsor of a Prototype Plan or Volume Submitter Practitioner of a Volume Submitter Plan as defined in Rev. Proc. 2013-22 or 2015-36, or the Provider of a Pre-approved Plan, as defined in Rev. Proc. 2017-41. References to the Document Provider's plans or to pre-approved plans refer to the Prototype Plans, Volume Submitter Plans, and/or Pre-approved Plans sponsored by the Document Provider for use by adopting employers, as the case may be, except as limited in Section 2.1.

ARTICLE 2
IDENTIFYING INFORMATION; EMPLOYER ELECTIONS
Instructions: The Document Provider should complete the elections at Sections 2.1 (if applicable), 2.3, and
2.4. If the Employer is satisfied with those choices, the Employer does not need to execute this Amendment. Otherwise, the Employer must complete the information at Section 2.2 and may complete one or more of Sections
2.3 through 2.5 to indicate the Employer’s preferences.
2.1Application to Document Provider plans: This Amendment will apply to all preapproved plans (including Prototype and Volume Submitter plans) of the Document Provider except the following: (Optional. List plan types, such as Defined Benefit Plans or 403(b) Plans, which the Document Provider does not wish to amend):
_____________________________________________________________________

2.2Employer identifying information. (Complete only if Employer is separately adopting this Amendment.)
A.Name of Employer: Rayonier Inc.

B.Name of Plan: RAYONIER INVESTMENT AND SAVINGS PLAN FOR SALARIED EMPLOYEES
C.Type of Plan (check one; optional)
(1)[ ] 401(k) Plan
(2)[ ] Profit-Sharing Plan (other than a 401(k) plan)
(3)[ ] Money Purchase Pension Plan
(4)[ ] Defined Benefit Plan (including a cash balance plan)
(5)[ ] 403(b) Plan
2.3Relief for Qualified Individuals. Will the Plan provide any or all of the following relief for Qualified Individuals: (1) Coronavirus-Related Distributions described in Article 3, (2) increased loan limits described in Section 4.2, (3) the loan repayment extension described in Section 4.3. (Select one of (a), (b), or (c). If (c) is selected, then select one or more of (d), (e), and/or (f))
(a)[X] No. The Plan will not provide any of these relief provisions.
(b)[ ]    Yes. The Plan will provide all of these relief provisions. The limitations on distributions described in Sections 2.3(d)(1) – (4) and the limitations on loans in Section 2.3(e)(1) – (3) and Section 2.3(f)(1) – (3) do not apply.
(c)[ ]    Some. The Plan will provide those relief provisions selected in (d), (e), or (f) below.

(d)[ ]    The Coronavirus-Related Distribution provisions described in Article 3 (If (d) is selected, the Employer or Document Provider may optionally select one or more of (1), (2), (3), or (4).)
(1)[ ] Coronavirus-Related Distributions are not available from an account in which the Participant is not 100% vested.
(2)[ ] Coronavirus-Related Distributions may be made only from the following accounts:
_____________________________________________________________________.
(3)[ ] The maximum amount of Coronavirus-Related Distributions from the Plan to a Qualified Individual will not exceed: $    . (Enter amount less than $100,000.)

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(4)[ ] The following additional provisions apply to Coronavirus-Related Distributions:    . (Enter limitations or restrictions which are nondiscriminatory and not subject to Employer discretion.)
(e)[ ]    The increased loan limit described in Section 4.2 (If (e) is selected, the Employer or Document Provider may optionally select one or both of (1), (2), or (3).)
(1)[ ] The maximum dollar amount of loans pursuant to Section 4.2 will not exceed:
$    . (Enter amount less than $100,000.)
(2)[ ] The maximum percentage of the present value of the nonforfeitable accrued benefit that may be loaned pursuant to Section 4.2 will not exceed:     %. (Enter percentage less than 100%.)
(3)[ ] The following additional provisions apply to the increased loan limit:    . (Enter limitations or restrictions which are nondiscriminatory.)
(f)[ ] The loan repayment extension described in Section 4.3 (If (f) is selected, the Employer or Document Provider may optionally select one or more of (1), (2), or (3).)
(1)[ ] The Suspension Period will begin     (Enter date not before March 27, 2020) and end     . (Enter date not later than December 31, 2020.)
(2)[ ] The Extension Period will be     . (Enter period, up to one year, the due date of the loan will be extended, such as “six months.”)
(3)[ ] The following additional provisions apply to the loan repayment extension:    . (Enter limitations or restrictions which are nondiscriminatory.)
2.4RMD waivers for 2020. Unless otherwise elected below, the provisions of Section 5.2 apply and a Participant or Beneficiary who would have been required to receive a 2020 RMD or Extended 2020 RMD will receive the distribution unless the Participant or Beneficiary chooses not to receive the distribution.
(a)[ ]    No RMDs without request. The provisions of Section 5.2 apply and a Participant or Beneficiary who would have been required to receive a 2020 RMD or Extended 2020 RMD will not receive the distribution unless the Participant or Beneficiary chooses to receive the distribution.
(b)[ ]    Split. The provisions of Section 5.2 apply. A Participant or Beneficiary who would have been required to receive a 2020 RMD will not receive the distribution unless the Participant or Beneficiary chooses to receive the distribution. A Participant or Beneficiary who would have been required to receive an Extended 2020 RMD will receive the distribution unless the Participant or Beneficiary chooses not to receive the distribution.
(c)[ ]    No change to RMDs. Payment of RMDs or Extended 2020 RMDs will be governed by the terms of the Plan without regard to this Amendment (i.e., no election is available to Participants or Beneficiaries).
(d)[X] Describe: The provisions of Section 5.2 apply. A Participant or Beneficiary who would have been required to receive a 2020 RMD or an Extended RMD that is scheduled to be paid in annual installments will not receive the distribution unless the Participant or Beneficiary chooses to receive the distribution. A Participant or Beneficiary who would have been required to receive an Extended 2020 RMD (unless it is scheduled to be paid in annual installments) will receive the distribution unless the Participant or Beneficiary chooses not to receive the distribution.

For purposes of Section 5.3, the Plan will also treat the following as eligible rollover distributions in 2020: (Choose one or none of (e), (f), (g), or (h): If no election is made, then a direct rollover will be offered only for distributions that would be eligible rollover distributions without regard to Code §401(a)(9)(I)):
(e)[ ]    2020 RMDs.
(f)[ ]    2020 RMDs and Extended 2020 RMDs.
(g)[ ]    2020 RMDs but only if paid with an additional amount that is an eligible rollover distribution without regard to Code §401(a)(9)(I).
(h)[ ]    Describe:______________________________________________________.
The provisions of Article 5, and the elections in this Section 2.4, will be effective on the date specified in Section 2.5. unless a different date is entered here: _______________________ (Optional. Enter a date between March 27, 2020 and December 31, 2020. RMD distributions before the selected effective date should have followed plan terms in effect before this Amendment.)

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2.5Effective Date. This Amendment is effective March 27, 2020 (or as soon as practical thereafter), or, if later, the following date: _______________________. (Optional. Enter a date not later than December 31, 2020.)

ARTICLE 3
CORONAVIRUS-RELATED DISTRIBUTIONS
3.1Application. This Article 3 will apply if Section 2.3(b) or Section 2.3(d) is selected.

3.2Coronavirus-Related Distribution(s). Subject to the provisions described in Section 2.3(d)(4), if any, a Qualified Individual may take one or more Coronavirus-Related Distributions. The accounts from which the amount may be distributed shall be limited if selected in Sections 2.3(d)(1) and (2). However, if the Plan is a Defined Benefit Plan, and the Qualified Individual has not separated from service, the Qualified Individual may not take a Coronavirus-Related Distribution prior to attaining the earlier of Normal Retirement Age or age 59½. The provisions of this Section will apply notwithstanding any limitation in the Plan on partial distributions or any otherwise applicable plan or administrative limits on the number of allowable distributions.

3.3Repayment of distribution. If the Plan permits a Participant to make rollover contributions, then a such a Participant who received a Coronavirus-Related Distribution (from this Plan and/or another eligible retirement plan as defined in Code §402(c)(8)(B)), at any time during the 3-year period beginning on the day after receipt of the distribution, may make one or more contributions to the Plan, as rollover contributions, in an aggregate amount not to exceed the amount of such distribution.

3.4Definition of Coronavirus-Related Distribution. A “Coronavirus-Related Distribution” means a distribution to a Qualified Individual during the period beginning January 1, 2020 and ending December 30, 2020. The total amount of Coronavirus-Related Distributions to a Qualified Individual pursuant to this Amendment from all plans maintained by the Employer, or any related employer described in Code
§414(b), (c), (m), or (o), shall not exceed $100,000, (or such lesser amount specified in Section 2.3(d)(3)). The Coronavirus-Related Distributions from the Plan to a Qualified Individual will not exceed the amount of the individual’s vested account balance or the present value of the individual’s vested accrued benefit.

ARTICLE 4 PARTICIPANT LOAN RELIEF
4.1Application. This Article 4 will apply only if the Plan permits participant loans. Section 4.2 will apply if Section 2.3(b) or Section 2.3(e) is selected. Section 4.3 will apply if Section 2.3(b) or Section 2.3(f) is selected.

4.2Increased loan limit. Notwithstanding the loan limitation that otherwise would apply, the Plan will determine the loan limit under Code §72(p)(2)(A) for a loan to a Qualified Individual, made during the period beginning March 27, 2020 and ending September 22, 2020, by substituting “$100,000” (or such lesser amount specified in Section 2.3(e)(1)) for “$50,000,” and by substituting “100% (or such lesser percentage specified in Section 2.3(e)(2)) of the present value of the nonforfeitable accrued benefit of the employee under the Plan” for “one-half of the present value of the nonforfeitable accrued benefit of the employee under the Plan” (or its equivalent). The provisions described in Section 2.3(e)(3), if any, will apply in connection with loans to Qualified Individuals.
4.3Extension of certain repayments. If a Qualified Individual has an outstanding loan from the Plan on or after March 27, 2020, then: (1) if the date for any repayment of such loan occurs during the Suspension Period, the due date is extended for the Extension Period; (2) the due date of the loan will be extended by the Extension Period; (3) the Plan will adjust any subsequent repayments to reflect the extension of the due date and any interest accrued during the Suspension Period; and (4) the Plan will disregard the Extension Period in determining the 5-year period and the loan term under Code §72(p)(2)(B) or (C). The provisions

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described in Section 2.3(f)(3), if any, will apply in connection with the suspension and extension described in this Section. The Suspension Period, unless otherwise specified in Section 2.3(f)(1), will begin March 27, 2020 and end December 31, 2020. The Extension Period, unless otherwise specified in Section 2.3(f)(2) will be one year. The provisions of this Section 4.3 will be applied in accordance with Section 5.B. of Notice 2020-50, or any subsequent applicable guidance, and the adjustment described in (3) may reflect the “safe harbor” described therein.

ARTICLE 5
WAIVER OF 2020 REQUIRED MINIMUM DISTRIBUTIONS (RMDs)

5.1Application. This Article 5 will apply only to defined contribution plans, including 401(k) Plans, Profit- Sharing Plans, Money Purchase Pension Plans, and 403(b) Plans. The definitions in Section 5.4 will apply in interpreting Section 2.4.
5.2Waiver; default provision. This Section 5.2 will apply unless Section 2.4(c) is selected or to the extent 2.4(d) overrides it. Notwithstanding the provisions of the Plan relating to RMDs, whether a Participant or Beneficiary who would have been required to receive 2020 RMDs, and who would have satisfied that requirement by receiving distributions that are (1) equal to the 2020 RMDs, or (2) Extended 2020 RMDs will receive those distributions is determined in accordance with the option chosen in Section 2.4. Notwithstanding the option chosen in Section 2.4, a Participant or Beneficiary will be given an opportunity to make an election as to whether or not to receive those distributions. If the Plan permits a Beneficiary of a deceased Participant to make the election to use the 5-year rule or the life expectancy rule, the deadline to make the election may be extended to reflect the adoption of Code §401(a)(9)(I).

5.3Direct rollovers. Notwithstanding the provisions of the Plan relating to required minimum distributions under Code §401(a)(9), and solely for purposes of applying the direct rollover provisions of the Plan, certain additional distributions in 2020, as elected by the Employer in Section 2.4, will be treated as eligible rollover distributions. If no election is made by the Employer in Section 2.4, then a direct rollover will be offered only for distributions that would be eligible rollover distributions without regard to Code
§401(a)(9)(I).
5.4Definitions. “RMDs” means required minimum distributions described in Code §401(a)(9). “2020 RMDs” means required minimum distributions the Plan would have been required to distribute in 2020 (or permitted to pay in 2021 for the 2020 calendar year for a Participant with a required beginning date of April 1, 2021) but for the enactment of Code §401(a)(9)(I). “Extended 2020 RMDs” means one or more payments in a series of substantially equal distributions (that include the 2020 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the Participant’s designated Beneficiary, or for a period of at least 10 years.

5.5Installment payments. A Participant or Beneficiary receiving payment of 2020 RMDs or 2020 Extended RMDs pursuant to this Article 5 may receive them in any method (including installments or partial distributions) which would have been permitted under the terms of the Plan if the amounts would have been RMDs but for the enactment of Code §401(a)(9)(I).

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Document Provider Name: Great West Trust Company, LLC

By: Document Provider’s signature and date of adoption are on file.
(Authorized signer for Document Provider)

The Document Provider executed this Amendment this ___________day of _______________, _____.

Complete the information below if the Employer is signing the Amendment.

By: /s/ Shelby Pyatt
(Authorized signer for Employer)

The Employer executed this Amendment this 28 day of July, 2023 .

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